MECHEL ANNOUNCES 1H 2010 OPERATIONAL RESULTS

Moscow, Russia – July 21, 2010 – Mechel OAO (NYSE: MTL), one of the leading Russian mining and metals companies, announces 1H 2010 operational results.

Products	1H 2010, thousand tonnes	1H 2010 vs. 1H 2009, %
Coking coal	5,394	+136
concentrate

Various types of coal	1,128	+274
for steel production*

Steam coals**	4,150	-17

Iron ore concentrate	1,973	+1

Chromite ore	125	+95
concentrate

Nickel	8.3	+16

Ferrosilicon (65% and	45	+1
75%)

Ferrochrome (65%)	42.3	+81

Coke (6%)	1,921	+52

Pig iron	2,055	+24

Steel	2,967	+19

Rolled products	2,981	+24

Flat products	211	+45

Long products	1,696	0

Billets	1,074	+89

Hardware	400	+35

Forgings	35	+46

Stampings	43	+60

Electric power	2,026,892	+29
generation (thousand kWh)

Heat power generation	3,739,429	+7
(Gcal)

• Including anthracites and PCI.

**Some of the steam coals mined are counted as PCI and included into the “Various types of coal for steel production” line.

Yevgeny Mikhel, Mechel OAO’s Chief Executive Officer, commented on the company’s 1H 2010 operational results:

“Our major markets have demonstrated steady growth during the first six months of 2010. We have done our best to satisfy the existing demand. As a result, coking coal concentrate production increased by 29% in 2Q compared to 1Q, output of coal for steel production rose by 111%, growth in steel output totaled 7%, and hardware production grew by 21%.

Arrangements aimed at production development are in full swing at our mining and steel divisions. In particular, Mechel’s mining division is actively carrying out stripping works and purchasing new equipment and spare parts. These efforts allowed Southern Kuzbass and Yakutugol not only to reach their precrisis monthly production levels but also to exceed them as early as in May 2010.

Our steel division launches new production lines and enters new markets. Our two acquisitions – Laminorul Braila, a Romanian steel mill, and Ramateks, a Turkish steel trader, as well as a number of storage facilities launched in Eastern and Western Europe help us to strengthen the company’s strategic position on the steel markets of the European Union and the Balkans.

On the whole, looking at production dynamics in 1Q and 2Q 2010, we may see that the company has overcome the consequences of the global economic recession. Today we continue implementation of our strategic investment projects which are expected to substantially boost our plants’ production capacity”.

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Mechel OAO
Ekaterina Videman
Phone: + 7 495 221 8888
ekaterina.videman@mechel.com

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Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, nickel, steel, rolled products, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

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Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.